Exhibit 10DD

                        SEPARATION AND RELEASE AGREEMENT

      This Separation and Release Agreement ("Agreement") is entered into as of this27th day of February, 2002, between Toys "R" Us, Inc. and any successor thereto (collectively, the "Company") and Michael Shannon (the "Officer').

      The Officer and the Company agree as follows:

      1. The employment relationship between the Officer and the Company terminated on February 1, 2002 (the "Termination Date"). The Officer understands and agrees that he has been paid through January 25, 2002 and will not be paid for the period January 26, 2002 through February 1, 2002.

      2. In accordance with the Officer's Retention Agreement, dated October 8, 1998 a copy of which is attached hereto as Exhibit A, the Company has agreed to pay the Officer certain payments and to make certain benefits available after the Termination Date.

      3. In consideration of the above, the sufficiency of which the Officer hereby acknowledges, the Officer, on behalf of the Officer and the Officer's heirs, executors and assigns, hereby releases and forever discharges the Company and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Officer may have arising from or relating to the Officer's employment or termination from employment with the Company, including a release of any rights or claims the Officer may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); the New Jersey Law Against Discrimination, N.J.S.A. 10:15-1, et seq.; the New Jersey Conscientious Executive Protection Act N.J.S.A. 34:19-1 to 19-8; the New Jersey Wage and Hour Act, N.J.S.A. 34-11-56a, et seq.; any other federal, state or local laws against discrimination; or any other federal, state, or 1ocal statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Officer of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Officer's employment with or resignation or termination from the Company. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act as amended ("ADEA"). The ADEA requires that the Officer be advised to consult with an attorney before the Officer waives any claim under ADEA.

      In addition, the ADEA provides the Officer with at-least 21 days to decide whether to waive claims under ADEA and seven days after the Officer signs the Agreement to revoke that waiver. This release does not release the Company from any obligations due to the Officer under Section 4, 7,9(a), 9(b), 10, 11 or 13(e) of the Officer's Retention Agreement, the Officer's Indemnification Agreement with the Company or under this Agreement.

      Additionally, the Company agrees to discharge and release the Officer and the Officers heirs from any claims, demands, and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring prior to the date of this Agreement, including, but not limited to, any claim, matter or action related to the Officer's employment and/or affiliation with, or termination and separation from the Company; provided that such release shall not release the Officer from any loan or advance by the Company or any of its subsidiaries, any act that would constitute "Cause" under the Officer's Retention Agreement or a breach under Section 9(b), 11 or 13(e) of the Officer's Retention Agreement.

      4. This Agreement is not an admission by either the Officer or the Company of any wrongdoing or liability.

      5. The Officer waives any right to reinstatement or future employment with the Company following the Officer's separation from the Company on the Termination Date.

      6. The Officer agrees not to engage in any act after execution of the Separation and Release Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees. The Company further agrees that it will engage in no act which is intended, or may reasonably be expected to harm the reputation, business or prospects of the Officer. This paragraph shall not prohibit either party from cooperating with government agencies.

      7. The Officer shall continue to be bound by Sections 11 and 13(e) of the Officer's Retention Agreement.

      8. The Officer shall promptly return all the Company property in the Officer's possession, including, but not limited to, the Company keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company business. The Officer shall return any leased or Company car at the expiration of the Consulting Period (as defined in the Officer's Retention Agreement).

      9. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in the Officer's Retention Agreement.

      10.This Agreement (including Exhibit "A" which is attached hereto and made a part of this Agreement) represents the complete agreement between the Officer and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      11.Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

      12.It is further understood that for a period of 7 days following the execution of this Agreement in duplicate originals, the Officer may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. No revocation of this Agreement by the Officer shall be effective unless the Company has received within the 7-day revocation period, written notice of any revocation, all monies received by the Officer under this Agreement and all originals and copies of this Agreement.

      13.This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Officer acknowledges that the Officer has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, the Officer acknowledges that the Officer has been afforded the opportunity of at least 21 days to consider this Agreement.

      The parties to this Agreement have executed this Agreement as of the day and year first written above.

TOYS "R" US, INC.

By:
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   Name:
   Titles


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Michael Shannon